Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-179778 of BofI Holding, Inc. on Form S-3 and Registration Statement No. 333-124702 of BofI Holding, Inc. on Form S-8, of our report dated September 11, 2012 on the consolidated financial statements of BofI Holding, Inc. as of June 30, 2012 and for the years ended June 30, 2012 and 2011, which report is included in BofI Holding Inc.'s Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

/s/ Crowe Horwath LLP

Costa Mesa, California
September 4, 2013